Exhibit 2.2

ARTICLES OF MERGER
OF
CIRO ACQUISITION CORP.
(a Texas corporation)
INTO
ADVANCED BIO/CHEM, INC.
(a Texas corporation)

Pursuant to the provisions of Articles 5.01 and 5.04 of the Texas Business Corporation Act, Advanced Bio/Chem, Inc., a Texas corporation (“Advanced Bio/Chem”), and Ciro Acquisition Corp., a Texas corporation (“Acquisition Corp.”), collectively referred to in these Articles as the “Constituent Corporations,” hereby adopt the following Articles of Merger, for the purpose of merging Acquisition Corp. into Advanced Bio/Chem.

1.  The names of the Constituent Corporations and the states under the laws of which they are organized are:

Name of Corporation                      State

Advanced Bio/Chem, Inc.                        Texas
Ciro Acquisition Corp.                    Texas

2.  An Agreement and Plan of Merger (the “Plan”) between the Constituent Corporations was approved and adopted in accordance with Article 5.03 of the Texas Business Corporation Act, providing for the merger of Acquisition Corp. with and into Advanced Bio/Chem, with Advanced Bio/Chem being the surviving corporation (the “Surviving Corporation”) in the merger under the name “Advanced Bio/Chem, Inc.”.

3.  Articles I through XII of the Articles of Incorporation of the Surviving Corporation are hereby deleted in their entirety and replaced by Articles I through VIII of the Amended and Restated Articles of Incorporation set forth on Exhibit A hereto.

4.  An executed copy of the Plan is on file at the principal place of business of the Surviving Corporation, at Houston Advanced Research Center, 4800 Research Forest Drive, The Woodlands, Texas 77381. A copy of the Plan will be furnished by the Surviving Corporation, on written request and without cost, to any shareholder of Advanced Bio/Chem or Acquisition Corp.

5.  With respect to Advanced Bio/Chem, the number and class of shares outstanding and entitled to vote on the Plan consisted of 3,788,734 shares of common stock, $0.0001 par value per share. The holders of the shares of Advanced Bio/Chem common stock representing not less than the minimum number of votes necessary to approve the Plan have signed a consent in writing adopting the Plan in accordance with the provisions of Article 9.10A of the Texas Business Corporation Act, and any written notice required by Article 9.10A has been given.

6.  With respect to Acquisition Corp., the number and class of shares outstanding and entitled to vote on the Plan consisted of 1,000 shares of common stock, $0.01 par value per share. The total number of such shares of common stock voted for and against the Plan were 1,000 and -0-, respectively.

7.  The approval and performance of the Plan was duly authorized by all action required by the laws of the State of Texas, as well as the constituent documents of Advanced Bio/Chem and Acquisition Corp.

8.  The Surviving Corporation shall be responsible and obligated for the payment of all applicable filing fees and franchise taxes, whether now due or to become due at a future date, of the Constituent Corporations, and the Surviving Corporation will be obligated to pay such fees and franchise taxes if the same are not timely paid.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed these Articles effective on and as of the 13th day of June, 2003.

ADVANCED BIO/CHEM, INC.
(a Texas corporation)

By: /s/ Helen R. Park
Name: Helen R. Park
Title: CEO

CIRO ACQUISITION CORP.
(a Texas corporation)

By: /s/ Murray Wilson
Name: Murray Wilson
Title:  President